CONSENT OF INDEPENDENT ACCOUNTANTS

Board of Directors
CVS Corporation

We consent to the incorporation by reference in the registration statement on Form S-4 of our reports dated January 27, 1999 incorporated by reference in the Annual Report on Form 10-K of CVS Corporaiton for the year ended December 31, 1998. And to the reference to ur firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Providence, Rhode Island
May 7, 1999